Exhibit 2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-17007) pertaining to the Farm Bureau 401(k) Savings Plan of our report dated May 17, 2004, with respect to the financial statements and supplemental schedule of the Farm Bureau 401(k) Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

/s/    Ernst & Young LLP

Des Moines, Iowa

June 24, 2004